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                           Articles Of Incorporation
                                      Of
                         Advanced Nutraceuticals, Inc.

     The undersigned natural person of the age of eighteen years or more, acting as an incorporator of the Corporation under the Texas Business Corporation Act, adopts the following Articles of Incorporation for such Corporation.

     FIRST:    The name of the Corporation is ADVANCED NUTRACEUTICALS, INC.

     SECOND:   The period of its duration is perpetual.

     THIRD:    The purposes for which this Corporation is organized are to engage in and do any lawful act concerning any and all lawful business which corporations may be organized under the laws of Texas, now or hereafter in effect.

     FOURTH:   The aggregate number of shares which the Corporation shall have authority to issue is 20,000,000 shares of common stock, par value of $.01 and 1,000,000 shares of preferred stock, par value of $.001. All shares shall be fully paid and non-assessable for any purpose.

     The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of preferred stock, for the issuance of one or more series of preferred stock, with such voting powers, if any, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, including, without limiting the generality of the foregoing, the following:

     (a) The designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

     (b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

     (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

     (d) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other terms and conditions of such redemption;

     (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;
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     (f)  whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

     (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes or of any other series of this class or any other class or classes of capital stock and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange;

     (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the corporation of, the common stock or shares of stock of any other class or any other series of this class; and

     (i) the conditions or restrictions, if any, upon the creation of indebtedness of the corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other series of this class or of any other class or classes.

     The powers, preferences and relative participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of preferred stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

     The following is the Statement of Designation of Series A Preferred Stock:

     A. 500,000 authorized shares of the Corporation's $.001 par value preferred stock (the "Preferred Stock") are established as a series of Preferred Stock designated as the "Series A Preferred Stock," which have the following powers, preferences, limitations and rights:

          1.   Liquidation Preference.
               ----------------------

               a. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, subject to the rights of holders of Series A Preferred Stock and any other series of Preferred Stock that may from time to time come into existence, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, $28.40 (as adjusted for any stock dividends, combinations or splits with respect to such shares) for each share of Series A Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation

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legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

               b. After payment (if any) to the holders of the Series A Preferred Stock of the amounts set forth in Section A.1(a) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

               c. Whenever the distribution provided for in this Section A.1 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

          2.   Voting.  Except as may be specifically required by the provisions
               ------
of the Texas Business Corporation Act, the holders of shares of the Series A Preferred Stock shall have no right to vote on any matter.

          3.   Conversion.  The holders of the Series A Preferred Stock shall
               ----------
have conversion rights as follows (the "Conversion Rights"):

               a.   Automatic Conversion.  No share of Series A Preferred Stock
                    --------------------
 may be converted into common stock without the approval of such conversion by a majority of the total votes cast on a proposal to convert by shareholders of the Corporation in person or by Proxy at a meeting duly held by the Corporation's shareholders (the "Shareholder Approval"). Upon the attainment of Shareholder Approval, each share of Series A Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $28.40 by the Series A Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date of "Shareholder Approval." The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A Preferred Stock (the "Series A Conversion Price") shall initially be $2.84 per share of Common Stock. Such initial Series A Conversion Price shall be adjusted as hereinafter provided.

               b.   Mechanics of Conversion.  Upon attainment of Shareholder
                    -----------------------
Approval, all shares of Series A Preferred Stock shall no longer be outstanding and shall automatically be cancelled and cease to exist and each certificate previously representing shares of Series A Preferred Stock shall thereafter represent only the right to receive a certificate representing the number of shares of Common Stock into which the shares of Series A Preferred Stock have been converted pursuant to this Section A.3. Upon attainment of Shareholder Approval, each holder of Series A Preferred Stock shall surrender the certificate or certificates of Series A Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for such stock designated by the Corporation, and the Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such person, a certificate for the number of shares of Common Stock to which he shall be entitled as aforesaid.

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               c.   Adjustments to Conversion Prices for Stock Dividends and
                    --------------------------------------------------------
for Combinations or Subdivisions of Common Stock.  In the event that this
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Corporation at any time or from time to time after the date on which shares of
Series A Preferred Stock were first issued shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series A Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

               d.   Adjustments for Reclassification and Reorganization. If the
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Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section A.3(c) above), the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before that change.

               e.   No Impairment.  The Corporation will not, by amendment of
                    -------------
its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section A.3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

               f.   Certificates as to Adjustments.  Upon the occurrence of each
                    ------------------------------
adjustment or readjustment of the Series A Conversion Price pursuant to this Section A.3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price for such shares of

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Series A Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

               g.   Notices of Record Date.  In the event that the Corporation
                    ----------------------
shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up;

          Then, in connection with each such event, the Corporation shall send to the holders of Series A Preferred Stock: (1) at least ten days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and
(2) in the case of the matters referred to in (iii) and (iv) above, at least ten days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

               h.   Reservation of Stock Issuable Upon Conversion.  The
                    ---------------------------------------------
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these Articles.

               i.   Fractional Shares. No fractional share shall be issued upon
                    -----------------
the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

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               j.   Notices.  Any notice required by the provisions of this
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Section A.3 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

          4.   No Reissuance of Series A Preferred Stock.  No share or shares of
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Series A  Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

     FIFTH:    The Corporation will not commence business until it has received for the issuance of shares consideration of the value of a minimum of $1,000, consisting of money, labor done, or property actually received.

     SIXTH:    Cumulative voting of shares of stock is not permitted.

     SEVENTH: Shareholders shall not have preemptive rights to acquire additional unissued or treasury shares of the Corporation.

     EIGHTH:   All lawful restrictions on the sale or other disposition of shares may be placed upon all or a portion or portions of the certificates evidencing the Corporation's shares.

     NINTH:    The address of the initial registered office is 9101 Jameel,
Houston, Texas 77040, and the name of the initial registered agent at such address is David P. Bertrand.

     TENTH:    Meetings of shareholders may be held at such time and place as the Bylaws shall provide. One-third of the shares entitled to vote represented in person or by proxy shall constitute a quorum at any meeting of the shareholders.

     ELEVENTH: The number of directors constituting the initial Board of Directors of the Corporation is five, and the names and addresses of the persons who are to serve as Directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

               Name                 Address
               ----                 -------

          David P. Bertrand         9101 Jameel
                                    Houston, Texas  77040

          Jana Mitcham              10618 Great Plains
                                    Houston, Texas  77064

          F. Wayne Ballenger        3134 Meadway Drive
                                    Houston, Texas  77082

          M. F. Florence            150 Signet Drive
                                    Weston, Ontario, Canada  9ML 1T9

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          Gregory Pusey             1722 Buffehr Creek Road
                                    Vail, Colorado  81657

     The number of directors to be elected at the annual meeting of shareholders or at a special meeting called for the election of directors shall not be less than three, as may be fixed by the Bylaws.

     TWELFTH: The name and address of the incorporator is David P. Bertrand, 9101 Jameel, Houston, Texas 77040.

     THIRTEENTH: The officers, directors and other members of management of this Corporation shall be subject to the doctrine of corporate opportunities only insofar as it applies to business opportunities in which this Corporation has expressed an interest as determined from time to time by the Corporation's Board of Directors as evidenced by resolutions appearing in the Corporation's Minutes. When such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors and other members of management of this Corporation shall be disclosed promptly to this Corporation and made available to it. The Board of Directors may reject any business opportunity presented to it and thereafter any officer, director or other member of management may avail himself of such opportunity. Until such time as this Corporation, through its Board of Directors, has designated an areas of interest, the officers, directors and other members of management of this Corporation shall be free to engage in business opportunities in such areas of interest on their own and this doctrine shall not limit the rights of any officer, director or other member of management of this Corporation to continue a business existing prior to the time that such area of interest is designated by this Corporation. This provision shall not be construed to release any employee of the Corporation (other than an officer, director or member of management) from any duties which he may have to the Corporation.

     FOURTEENTH: Subject to repeal by action of the shareholders, the Board of Directors of this Corporation is authorized to adopt, confirm, ratify, alter, amend, rescind and repeal Bylaws or any portion thereof from time to time.

     FIFTEENTH: The Corporation shall indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of any other corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them, in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers of the Corporation, or for such other corporation, except in relation to matters to which any such director or officer or former director or person shall be adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of shareholders, or otherwise.

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     SIXTEENTH:    No director of the Corporation shall be liable to the
Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, to the fullest extent that such liability may be limited by Article 1302-7.06 of the Texas Miscellaneous Corporation Act, as it may be amended from time to time (or any provision of succeeding law that corresponds to Article 1302-7.06).

     SEVENTEENTH: Any action of the Corporation which is required to or may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

Dated:  February 25, 2000
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                                    /s/ David P. Bertrand
                                    -----------------------------------
                                    David P. Bertrand

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